SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                            GLOBAL iTECHNOLOGY, INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)

                                    37935Y206
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                                 (CUSIP Number)


                                January 12, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

--------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 37935Y206                    13G          Page 2 of 5 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Wien Securities Corp.
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     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                         (b) |_|
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     3         SEC USE ONLY

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     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New Jersey
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 NUMBER OF         5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    315,000 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                315,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     315,000 shares
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     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                |_|
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     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                     BD
================================================================================


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CUSIP No. 37935Y206                    13G          Page 3 of 5 Pages
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Item 1.

         (a)   Name of Issuer: Global iTechnology, Inc.
                               (f/k/a Global Telecommunication Solutions, Inc.)
         (b)   Address of Issuer's Principal Executive Offices:
                               317 Madison, Suite 807
                               New York, New York 10017

Item 2.

         (a)   Name of Person Filing:    Wien Securities Corp.
         (b)   Address of Principal Business Office, or if none, Residence:
                                         525 Washington Boulevard
                                         Suite 3600
                                         Jersey City, New Jersey 07310
         (c)   Place of Organization:    New Jersey
         (d)   Title of Class of Securities: Common Stock, par value $.01 per share
         (e)   CUSIP Number:             37935Y206

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable

         (a)   /X/   Broker  or  dealer  registered  under  Section  15  of  the
                     Exchange Act.

         (b)   / /   Bank as defined in section 3(c)(6) of the Exchange Act.

         (c)   / /   Insurance  company as defined  in section  3(a)(19)  of the
                     Exchange Act.

         (d)   / /   Investment  company  registered  under  section  8  of  the
                     Investment Company Act.

         (e)   / /   An   investment    adviser   in   accordance    with   Rule
                     13d-1(b)(1)(ii)(E);

         (f)   / /   An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)   / /   A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)   / /   A savings  association  as defined  in Section  3(b) of the
                     Federal Deposit Insurance Act;

         (i)   / /   A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment
                     Company Act.

         (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 37935Y206                    13G          Page 4 of 5 Pages
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Item 4.  Ownership

         (a)      Amount Beneficially Owned: 315,000 shares.
         (b)      Percent of Class: 1.9%*.
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or direct the vote:315,000 shares.
                  (ii)     shared power to vote or direct the vote: 0 shares.
                  (iii)    sole power to dispose or direct the disposition of:
                           315,000 shares.
                  (iv)     shared power to dispose or direct the disposition of:
                           0 shares.

         * Based on 16,771,841 shares of Common Stock outstanding as of November 20, 2000, as reported in the Issuer's quarterly report for the quarter ended September 30, 2000 on Form 10-QSB.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 37935Y206                    13G          Page 5 of 5 Pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February  27, 2001                   WIEN SECURITIES CORP.




                                            By:  /s/ Brett Wien
                                                --------------------------------
                                                Name:   Brett Wien
                                                Title:  Vice President